                     SPORTMART, INC. AND SUBSIDIARY
                     COMPUTATION OF LOSS PER SHARE
             (Amounts in thousands except per share data)
                              (Unaudited)

                                                               Thirteen Weeks Ended             Twenty-six Weeks Ended

                                                              August 3,         July 28,       August 3,         July 28,
                                                                1997              1996          1997               1996
Financial statement computations:

  Income from operations before income taxes                     $4,253           $ 7,646         $2,778           $6,126
  Income tax provision                                            1,701             3,211          1,111            2,568
  Net income                                                      2,552
Net income per  share:

  Shares used in primary income per share computation:
     Weighted average shares outstanding                         12,868            12,835         12,858           12,818
     Net additional shares assuming options exercised and
        proceeds used to purchase treasury shares (1)                 8
     Common and common equivalent shares                         12,876            12,835         12,862           12,818
  Primary income per  share                                    $    .20          $    .35       $    .13         $    .28

  Shares used in fully diluted income per share computation:
     Weighted average shares outstanding                         12,868            12,835         12,858           12,818
     Net additional shares assuming options exercised and
       proceeds used to purchase treasury shares (1)                  8
     Common and common equivalent shares                         12,876            12,835         12,862           12,818
Fully diluted income per share                                 $    .20          $    .35       $    .13         $    .28

(1) Certain common stock equivalents are antidilutive; therefore, they are not included in the calculation.